Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Akoya Biosciences, Inc. 2021 Equity Incentive Plan and the Quanterix Corporation Restricted Stock Unit Inducement Awards plan of Quanterix Corporation of our reports dated March 17, 2025, with respect to the consolidated financial statements of Quanterix Corporation and the effectiveness of internal control over financial reporting of Quanterix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
July 11, 2025